                                  SCHEDULE 14C
                 INFORMATION REQUIRED IN INFORMATION STATEMENT

                            SCHEDULE 14C INFORMATION

                INFORMATION STATEMENT PURSUANT TO SECTION 14(C)
           OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Check the appropriate box:

[X]  Preliminary Information Statement         [ ]  Confidential, for Use of the Commission
[ ]  Definitive Information Statement               Only (as permitted by Rule 14c-5(d)(2))

                            IXC COMMUNICATIONS, INC.
--------------------------------------------------------------------------------
                  (Name of Registrant As Specified in Charter)

Payment of Filing Fee (Check the appropriate box):

     [X]  No fee required.

     [ ]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed:

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                                                                PRELIMINARY COPY

                            IXC COMMUNICATIONS, INC.
                      1122 CAPITAL OF TEXAS HIGHWAY SOUTH
                              AUSTIN, TEXAS 78746
                            ------------------------

              NOTICE OF ACTION BY WRITTEN CONSENT OF STOCKHOLDERS

TO THE STOCKHOLDERS OF IXC COMMUNICATIONS, INC.:

     The Board of Directors of IXC Communications, Inc. (the "Company") has taken action to approve an amendment (the "Charter Amendment") of the Company's Restated Certificate of Incorporation, as amended (the "Restated Certificate") to: (i) provide for an increase in the authorized number of shares of the Company's Common Stock, $.01 par value (the "Common Stock"); (ii) effect a two-for-one stock split of the Company's issued and outstanding shares of common stock; (iii) create a new class of preferred stock; and (iv) eliminate from the Restated Certificate all matters set forth in the Restated Certificate with respect to the 10% Senior Series 1 Cumulative Redeemable Preferred Stock and to the 10% Junior Series 3 Redeemable Preferred Stock. The Charter Amendment is more fully described in the attached Information Statement.

     Stockholders holding an aggregate of over 50% of the issued and outstanding shares of the Company's Common Stock, have approved in writing the Charter Amendment. The authorization of the Charter Amendment by the Board of Directors and stockholders of the Company shall not become effective until at least 20 days after the mailing of the enclosed Information Statement. The Charter Amendment has been approved by written consent without the need for any action to be taken by you.

     Your consent is not required and is not being solicited in connection with this action. Pursuant to Section 228 of the Delaware General Corporation Law, you are hereby being provided with notice of the approval by less than the unanimous written consent of the stockholders of the Company. Pursuant to the Securities Exchange Act of 1934 (the "1934 Act"), with this letter you are being furnished with an Information Statement relating to this action.

     WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. THE ATTACHED INFORMATION IS BEING SENT TO YOU FOR INFORMATION PURPOSES ONLY.

                                          By Order of the Board of Directors

                                          Jeffrey C. Smith
                                          Secretary

Austin, Texas
[            ], 1998

                                                                PRELIMINARY COPY

                            IXC COMMUNICATIONS, INC.
                      1122 CAPITAL OF TEXAS HIGHWAY SOUTH
                              AUSTIN, TEXAS 78746

                            ------------------------

                             INFORMATION STATEMENT
               AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION

            WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED
                             NOT TO SEND US A PROXY

THE APPROXIMATE DATE OF MAILING OF THIS INFORMATION STATEMENT IS [     ], 1998

     This Information Statement is being furnished by IXC Communications, Inc., a Delaware corporation (the "Company" or "IXC Communications"), to the holders of the Company's Common Stock, $.01 par value (the "Common Stock"), in connection with the approval of an amendment (the "Charter Amendment") of the Company's Restated Certificate of Incorporation, as amended (the "Restated Certificate") to: (i) increase the aggregate number of shares of the Common Stock that the Company is authorized to issue from 100 million to 300 million;
(ii) effect a two-for-one stock split of the Company's issued and outstanding shares of Common Stock; (iii) create a new class of preferred stock to be designated as Class B Preferred Stock ("Class B Preferred Stock") that the Company is authorized to issue; and (iv) eliminate from the Restated Certificate all matters set forth in the Restated Certificate with respect to the 10% Senior Series 1 Cumulative Redeemable Preferred Stock and to the 10% Junior Series 3 Cumulative Redeemable Preferred Stock.

     The Board of Directors of the Company has taken action to approve the Charter Amendment which requires the approval by the affirmative vote of a majority of the outstanding shares of Common Stock. Stockholders holding an aggregate of over 50% of the issued and outstanding shares of the Company's Common Stock have consented in writing to the Charter Amendment. The authorization of the Charter Amendment by the Board of Directors and stockholders of the Company shall not become effective until at least 20 days after the mailing of this Information Statement.

     Accordingly, all corporate actions necessary to authorize the Charter Amendment have been taken. Pursuant to the regulations promulgated under the Securities Exchange Act of 1934 (the "1934 Act"), the authorization of the Charter Amendment by the Board of Directors and stockholders of the Company shall not become effective until at least 20 days after the Company has mailed this Information Statement to the stockholders of the Company. Promptly following the expiration of this 20 day period, the Company intends to file a Certificate of Amendment to its Restated Certificate to effectuate the Charter Amendment with the Delaware Secretary of State. The Charter Amendment will become effective on the date of such filing.

     The Company has asked brokers and other custodians and fiduciaries to forward this Information Statement to the beneficial owners of the Common Stock held of record by such persons and will reimburse such persons for out-of-pocket expenses incurred in forwarding such materials.

     THE AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION HAS BEEN APPROVED BY THE STOCKHOLDERS WHO HOLD SUFFICIENT VOTING SECURITIES TO APPROVE THE ACTION. THIS INFORMATION STATEMENT IS BEING PROVIDED TO YOU SOLELY FOR YOUR INFORMATION. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

     The executive offices of the Company are located at 1122 Capital of Texas Highway South, Austin, Texas 78746. All holders of Common Stock of record at the close of business on July 22, 1998 will receive this Information Statement.

                                                                PRELIMINARY COPY

                               VOTING SECURITIES

     The Board of Directors has fixed the close of business on July 22, 1998 as the record date (the "Record Date") for the determination of stockholders entitled to vote with respect to stockholder authorization of the Charter Amendment. As of the Record Date, the outstanding voting securities of the Company entitled to vote on the Charter Amendment were 36,138,236 shares of Common Stock. Each stockholder was entitled to one vote for each share of Common Stock held on the Record Date. The consent of the holders of a majority of the outstanding shares of Common Stock was necessary to authorize the Charter Amendment.

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                                                                PRELIMINARY COPY

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of July 1, 1998, regarding the beneficial ownership of: (i) each class of the Company's voting securities by each person who is known by the Company to be the beneficial owner of more than 5% of any class of the Company's voting securities, and (ii) each class of equity securities of the Company by (a) each director of the Company,
(b) each of the Named Executive Officers (as defined below), and (c) all directors and executive officers of the Company as a group.

                                       CUMULATIVE                  CONVERTIBLE
                                       PREFERRED                    PREFERRED                      COMMON
                                         STOCK       PERCENT OF       STOCK       PERCENT OF       STOCK
                                      BENEFICIALLY   CUMULATIVE    BENEFICIALLY   CONVERTIBLE   BENEFICIALLY      PERCENT
                                         OWNED        PREFERRED       OWNED        PREFERRED       OWNED             OF
          NAME AND ADDRESS             (1)(2)(3)     STOCK OWNED      (2)(3)      STOCK OWNED      (2)(3)       COMMON STOCK
          ----------------            ------------   -----------   ------------   -----------   ------------    ------------
Ralph J. Swett(4)...................          --          --           3,761            *        2,756,338(5)        7.6%
Benjamin L. Scott(4)................          --          --              --           --               --            --
John R. Fleming(4)..................          --          --              --           --        1,153,739           3.2
David J. Thomas(4)..................          --          --              --           --          268,353(6)          *
James F. Guthrie(4).................          --          --           1,074            *          191,238(7)          *
Michael W. Vent(4)..................          --          --              --           --           36,375(6)          *
Richard D. Irwin....................          --          --           6,442            *        3,295,931(8)        9.1
  c/o Grumman Hill Associates, Inc.
  191 Elm Street
  New Canaan, CT 06840
Carl W. McKinzie....................          --          --              --           --          211,917(9)          *
  300 S. Grand Avenue,
  29th Floor
  Los Angeles, CA 90071
Wolfe H. Bragin.....................          --          --              --           --            4,000             *
  2029 Century Park East
  Suite 1230
  Los Angeles, CA 90067
Phillip L. Williams.................          --          --              --           --          144,150(10)         *
  633 West Fifth Street,
  Suite 4000
  Los Angeles, CA 90071-2007
Joe C. Culp.........................          --          --              --           --           35,622(6)          *
  #5 Hedge Lane
  Austin, TX 78746
Trustees of General.................          --          --         322,349         30.0%       9,998,553(11)      26.7
  Electric Pension Trust
  3003 Summer Street
  Stamford, CT 06905
West Highland Capital, Inc..........          --          --              --           --        2,000,000(12)       5.5
  300 Drakes Landing Road
  Suite 290
  Greenbrae, CA 94904
FMR Corp............................   1,039,600        33.5%        139,493         13.0        3,335,004(13)       8.9
  82 Devonshire Street
  Boston, MA 02109
All directors and executive officers
of IXC Communications as a group
(13 persons)........................          --          --          11,277          1.0%       8,114,663          22.1%

---------------
  *  Less than 1%

 (1) The number of shares of the Company's 6 3/4% Cumulative Preferred Stock (the "Cumulative Preferred Stock") shown as being beneficially owned reflects the number of Depositary Shares beneficially owned as of July 1, 1998. Each Depositary Share represents 1/20 of a share of Cumulative Preferred Stock. The Company does not believe that there is any trading market for the Cumulative Preferred Stock except as Depositary Shares.

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                                                                PRELIMINARY COPY

 (2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "Commission") and generally includes voting or investment power with respect to securities. Shares of Common Stock relating to options currently exercisable or exercisable within 60 days of July 1, 1998, are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares shown as beneficially owned by them.

 (3) The shares of the Company's 7 1/4% Junior Convertible Preferred Stock Due 2007 (the "Convertible Preferred Stock") the Company's 12 1/2% Series B Junior Exchangeable Preferred Stock Due 2009 (the "Exchangeable Preferred Stock") and the Company's Cumulative Preferred Stock are nonvoting except upon the occurrence of certain events described in the Certificate of Designation with respect to the Convertible Preferred Stock, the Exchangeable Preferred Stock and the Cumulative Preferred Stock, respectively. The Company has only limited information concerning the beneficial ownership of the Convertible Preferred Stock, the Cumulative Preferred Stock and the Exchangeable Preferred Stock because substantially all of the Convertible Preferred Stock, the Cumulative Preferred Stock and the Exchangeable Preferred Stock is registered in the names of nominees.

 (4) The address of such person is c/o IXC Communications, Inc. 1122 Capital of Texas Highway South, Austin, Texas 78746.

 (5) Includes 472,480 shares held by Ralph J. Swett, Trustee of the EMS 1994 Trust and 472,480 shares held by Ralph J. Swett, Trustee of the RJS 1994 Trust. Also includes 16,031 shares of Common Stock issuable to Mr. Swett upon conversion of the Convertible Preferred Stock.

 (6) Represents shares of Common Stock issuable with respect to the exercise of options.

 (7) Represents 186,660 shares of Common Stock issuable with respect to the exercise of options. Also includes 4,578 shares of Common Stock issuable upon conversion of the Convertible Preferred Stock.

 (8) Includes 1,628,216 shares held by The Irwin Family Limited Partnership dated January 4, 1995, 341,341 shares held by The Irwin Family Limited Partnership #2, 350,444 shares held by The Irwin Family Limited Partnership #3 and 27,459 shares of Common Stock issuable upon conversion of 2,683 shares of the Convertible Preferred Stock held by an Individual Retirement Account established by Mr. Irwin and 3,759 shares of Convertible Preferred Stock held by the Virginia Irwin Charitable Remainder Unitrust Dtd 1/4/95. Also includes 636,990 shares of Common Stock held by Grumman Hill Investments, L.P. ("GHI") and 107,094 shares held by Grumman Hill Associates, Inc. ("GHA"). Mr. Irwin is President of GHA, and Mr. Irwin may be deemed a beneficial owner of the shares owned by such entity. The sole general partner of GHI is Grumman Hill Company, LLC, of which Mr. Irwin is the general manager and a beneficial owner of a membership interest and may be deemed to have voting and investment power with respect to such shares.

 (9) Such shares are held by Trust for the Riordan & McKinzie Profit Sharing and Savings Plan for the benefit of Carl W. McKinzie.

(10) Such shares are held by Phillip L. Williams, as Trustee of the Phillip and Jane Williams Living Trust, UDT August 20, 1985.

(11) Includes 1,374,036 shares of Common Stock issuable upon conversion of the Convertible Preferred Stock.

(12) Based on a Schedule 13D/A filed with the Commission on December 31, 1997, and reflecting ownership of Common Stock as of December 24, 1997. The following information is taken from that filing. The Schedule 13D/A was filed by Lang H. Gerhard ("Gerhard"); West Highland Capital, Inc. ("WHC"); Estero Partners, LLC ("LLC"); West Highland Partners, L.P. ("WHP"); and Buttonwood Partners, L.P. ("BP"). Gerhard is the sole director and occupies all the executive offices of WHC, which is an investment adviser. Gerhard is the sole manager of LLC. WHC, LLC and Gerhard are the

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                                                                PRELIMINARY COPY

     general partners of WHP and BP. WHC reported shared voting and dispositive power over 2,000,000 shares. Gerhard and LLC reported shared voting and dispositive power over 1,642,594 of such shares. WHP reported shared voting and dispositive power over 1,359,418 of such shares. BP reported shared voting and dispositive power over 283,176 of such shares. The Commission's rules do not require a Schedule 13D to be updated unless such stockholder's beneficial holdings increase or decrease by a material amount (as determined by the Commission's rules), so that there can be no assurance that the current beneficial holdings of WHC, WHP and BP do not vary from those shown in the above table.

(13) Based on a Schedule 13G filed with the Commission on May 8, 1998, and reflecting ownership of Common Stock as of April 30, 1998. The following information is taken from that filing. The Schedule 13G was filed by FMR Corp.("FMR"). FMR and members of the Edward C. Johnson 3d family and trusts for their benefit, who may be deemed to form a controlling group (the "FMR Group") with respect to FMR under the Investment Company Act of 1940, reported deemed sole voting power over 318,691 shares of Common Stock and deemed sole dispositive power over 3,335,064 shares of Common Stock. Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR, reported sole voting and dispositive power over 3,022,400 of such shares of Common Stock. This amount includes 621,941 shares of Common Stock issuable upon conversion of 905,300 Depositary Shares and 594,599 shares of Common Stock issuable upon conversion of 139,493 shares of the Convertible Preferred Stock. Fidelity Management Trust Company, a wholly-owned subsidiary of FMR, reported sole voting power over 288,891 shares of Common Stock, and sole dispositive power over 300,364 shares of Common Stock. These amounts include 92,264 shares of Common Stock issuable upon conversion of 134,300 Deposit Shares. The Common Stock and Cumulative Preferred Stock held by Fidelity Management Trust Company are separate from those held by Fidelity but included in the shares for which the FMR Group has sole dispositive power. Fidelity International Limited ("FIL") is deemed to be a member of the FMR Group, and reported sole voting and dispositive power over 29,800 shares of Common Stock, 17,500 of which are also included in the total beneficially owned by Fidelity.

       AMENDMENT OF THE RESTATED CERTIFICATE TO INCREASE THE AUTHORIZED COMMON
                    STOCK AND TO EFFECT A TWO-FOR-ONE STOCK SPLIT
                      AND CREATE A NEW CLASS OF PREFERRED STOCK

     The Board of Directors and the holders of a majority of the outstanding shares of the Common Stock approved the Charter Amendment. The Charter Amendment in the form of Fifth Amendment to Restated Certificate of Incorporation is set forth in Appendix A to this Information Statement; however, such text is subject to change as may be required by the Delaware Secretary of State. The Charter Amendment provides that upon the filing of the Charter Amendment with the Delaware Secretary of State the Company will: (i) increase the aggregate number of shares of Common Stock that the Company is authorized to issue from 100 million to 300 million; (ii) effect a two-for-one stock split of the Company's issued and outstanding Common Stock; (iii) create a new class of preferred stock to be designated as "Class B Preferred Stock" ; and (iv) eliminate from the Restated Certificate all matters set forth in the Restated Certificate with respect to the 10% Senior Series 1 Cumulative Redeemable Preferred Stock ("Series 1 Stock") and to the 10% Junior Series 3 Cumulative Redeemable Preferred Stock ("Series 3 Stock"). Upon filing of the Charter Amendment with the Delaware Secretary of State, the Charter Amendment will be effective (the "Effective Date").

INCREASE IN AUTHORIZED COMMON STOCK AND CREATION OF CLASS B PREFERRED STOCK

     Purposes of Increase and Creation of New Class. The Amendment would increase the number of shares of the Common Stock that the Company is authorized to issue from 100 million to 300 million and would also create a new class of preferred stock to be designated as "Class B Preferred Stock." The increase will enable the Company to effectuate the stock split and ensure that the Company continues to have additional shares available for future issuance from time to time as approved by the Board for any proper corporate purpose,

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                                                                PRELIMINARY COPY

including financings, mergers, acquisitions of other businesses, future stock dividends or splits and issuances under stock option and other incentive programs. The creation of Class B Preferred Stock is necessary to ensure that the Company continues to have additional shares of preferred stock available for future issuance from time to time as approved by the Board for any proper corporate purpose, including financings, mergers, or acquisitions of other businesses. No further action or authorization by the stockholders would be necessary prior to the issuance of additional shares of the Common Stock or the issuance or authorization of additional shares of the Class B Preferred Stock unless required by the Restated Certificate or by applicable law or regulation.

     The total number of shares of Class B Preferred Stock that the Board shall have authority to issue is 17,000,000 shares, par value $.01 per share. The Class B Preferred Stock may be issued from time to time in one or more series pursuant to a resolution duly adopted by the Board that sets forth the voting powers of each such series and fixes the number of shares constituting such series and the designations, preferences and relative participating optional or other special rights and qualifications, limitations or restrictions of each such series of Class B Preferred Stock.

     Effects of Increase and Creation of Class B Preferred Stock. Stockholders should note that certain disadvantages may result from the adoption of the Amendment. The Amendment will increase the total number of authorized shares of the Common Stock by an amount substantially greater than that necessary to effect the stock split and will also substantially increase the total number of authorized shares of Preferred Stock. As a result, stockholders could experience a greater reduction in their interest in the Company with respect to earnings per share, voting, liquidation value and book and market value per share if the additional authorized shares of Common Stock and/or Class B Preferred Stock are issued.

     Unless required by applicable law or regulation, the Board may issue the Class B Preferred Stock without stockholder approval (subject to certain limitations in the Certificate of Designation with respect to the Convertible Preferred Stock, the Exchangeable Preferred Stock and the Cumulative Preferred Stock, respectively). The issuance of Class B Preferred Stock may have an adverse effect on the Common Stock. Based on the number of shares outstanding as of the Record Date, if the Amendment is adopted, there will be approximately
203.4 shares of Common Stock remaining available for issuance by the Company after the stock split discussed below and after taking into account the shares of Common Stock reserved for issuance under the Stock Plans (as defined below), and upon conversion of the Convertible Preferred Stock and the Cumulative Preferred Stock convertible into Common Stock as opposed to approximately 51.7 million shares that would remain available for issuance if the stock split and the increase in the number of shares of Common Stock contemplated by the Amendment were not adopted.

     The availability for issuance of additional shares of the Common Stock or the Class B Preferred Stock could also enable the Board to render more difficult or discourage an attempt to obtain control of the Company. For example, the issuance of shares in a public or private sale, merger or similar transaction would increase the number of outstanding shares, thereby possibly diluting the interest of a party attempting to obtain control of the Company. The Company is not aware of any pending or threatened efforts to obtain control of the Company.

     Each additional share of the Common Stock authorized by the Amendment would have the same rights and privileges as each share of the Common Stock currently authorized or outstanding. Each share of the Class B Preferred Stock would have the rights, privileges and preferences as designated by the Board subject to the limitations of the Certificate of Designation with respect to the Convertible Preferred Stock, the Exchangeable Preferred Stock and the Cumulative Preferred Stock, respectively.

THE STOCK SPLIT

     Purposes and Effects of the Stock Split. The Board believes that the stock split would result in a decrease in the market price of the Common Stock to a level at which the Common Stock would be more readily tradeable and accessible to a broader base of investors, thereby obtaining wider distribution and improved marketability of

                                                                PRELIMINARY COPY

the Common Stock. Stockholders should be aware, however, that brokerage charges and any applicable transfer taxes on sales and transfers of shares of the Common Stock would be higher after the stock split on the same relative interest in the Company because that interest would be represented by a greater number of shares. Although the impact on the market price of shares of the Common Stock cannot be predicted with certainty, it is likely that the stock split would initially result in the market price of each share of the Common Stock being approximately one-half of the price previously prevailing and that the aggregate market price of all shares of the Common Stock held by a particular stockholder should remain approximately the same.

     The Common Stock is traded on the Nasdaq National Market (the "NNM"). On July 27, 1998, the reported closing price of the Common Stock on the NNM was $49 7/8 per share.

     Voting rights and other rights of stockholders will not be altered by the stock split. In addition, the number of shares of Common Stock subject to outstanding options granted pursuant to the 1997 Special Executive Stock Plan, 1996 Stock Plan, Amended and Restated 1994 Stock Plan and Special Stock Plan, (collectively, the "Stock Plans"), and the number of shares of Common Stock reserved for issuance under the Stock Plans would be approximately 7.2 million (based on options outstanding as of the Record Date and net of options exercised on or prior to the Record Date), and the exercise price of outstanding options would be divided by two. In addition, the number of shares reserved for issuance upon conversion of the Convertible Preferred Stock and the Cumulative Preferred Stock which are convertible into Common Stock would be approximately 17.2 million and the conversion price associated with such stock would be divided by two.

     Upon the Effective Date, the Company will transfer from its surplus account to its capital account an amount equal to the aggregate par value of the shares of Common Stock issued by virtue of the two-for-one stock split. Accordingly, the par value of the shares of Common Stock of $.01 will remain unchanged after the stock split.

     Following the Effective Date, the number of shares of Common Stock outstanding immediately prior to the stock split (36,138,236 shares as of the Record Date) would be split into 72,276,472 shares, assuming no additional shares of Common Stock are issued by the Company after the Record Date.

     Effective Date of the Stock Split. The Company currently anticipates that the Effective Date will occur during August 1998. Stockholders of record as of the close of business on the Effective Date would receive, as soon as practicable after the Effective Date, an additional stock certificate representing one share of the Common Stock for each share held immediately prior to the stock split. Stockholders would retain certificates issued prior to the Effective Date, and those certificates would continue to represent the number of shares of the Common Stock evidenced thereby. CERTIFICATES SHOULD NOT BE RETURNED TO THE COMPANY OR ITS TRANSFER AGENT.

     Tax Consequences of the Stock Split. Under existing United States federal income tax laws, holders of Common Stock should not be required to recognize taxable gain or loss as a result of the stock split. The tax basis of each new share and each retained share of Common Stock would be equal to one-half of the tax basis of the corresponding share immediately preceding the stock split. In addition, the holding period for the additional shares issued pursuant to the stock split would be the same as the holding period for the original shares of the Common Stock. The laws of jurisdictions other than the United States may impose income taxes on the issuance of the additional shares, and stockholders subject to such laws are urged to consult their tax advisors.

ELIMINATION OF SERIES 1 STOCK AND SERIES 3 STOCK

     Article ELEVENTH of the Restated Certificate currently provides for the preferred stock designated as Series 1 Stock and Series 3 Stock. All of the outstanding Series 1 Stock has previously been redeemed. All of the outstanding Series 3 Stock has been either (i) exchanged for shares of the Company's Common Stock pursuant to an exchange offer or (ii) redeemed by the Company. On the Effective Date, Article ELEVENTH will be deleted in its entirety from the Restated Certificate and, accordingly, all such shares will resume the status of authorized and unissued shares of preferred stock of the Company.

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                                                                PRELIMINARY COPY

                                   APPENDIX A

                                    FORM OF
                               FIFTH AMENDMENT TO
                                    RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                            IXC COMMUNICATIONS, INC.

     The undersigned corporation, organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

     1. That James F. Guthrie is the duly elected and acting Executive Vice President and Chief Financial Officer of IXC Communications, Inc., a Delaware corporation (the "Corporation").

     2. Article FOURTH of the Restated Certificate of Incorporation of the Corporation is amended to read in full as follows:

        "FOURTH:

          A. Classes of Stock.

          The Corporation is authorized to issue three classes of stock to be designated "Common Stock," "Preferred Stock" and "Class B Preferred Stock." The total number of shares of stock that the Corporation shall have authority to issue is 320,000,000 consisting of: (i) 300,000,000 shares of Common Stock, par value $.01 per share; (ii) 3,000,000 shares of Preferred Stock, par value $.01 per share; and (iii) 17,000,000 shares of Class B Preferred Stock, par value $.01 per share.

          B. Rights, Preferences, Privileges and Restrictions of Preferred
     Stock.

          The Preferred Stock may be issued at any time, and from time to time, in one or more series pursuant hereto or to a resolution or resolutions providing for such issue duly adopted by the board of directors (the "Board") of the Corporation (authority to do so being hereby expressly vested in the Board), and such resolution or resolutions shall also set forth the voting powers, full or limited, or none, of each such series of Preferred Stock and shall fix the designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of each such series of Preferred Stock.

          C. Rights, Preferences, Privileges and Restrictions of Class B Preferred Stock.

          The Class B Preferred Stock may be issued at any time, and from time to time, in one or more series pursuant hereto or to a resolution or resolutions providing for such issue duly adopted by the Board. Such resolution or resolutions shall set forth the voting powers, full or limited, or none, of each such series of Class B Preferred Stock and shall fix the number of shares constituting any such series and the designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of each such series of Class B Preferred Stock. Subject to the rights of the holders of any series of Class B Preferred Stock pursuant to the terms of this Restated Certificate of Incorporation or any resolution or resolutions providing for the issuance of such series of stock adopted by the Board, the number of authorized shares of Class B Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote generally in the election of directors irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

          Upon the effectiveness of this Fifth Amendment to Restated Certificate of Incorporation which amends Article FOURTH to read as set forth above, and without any further action on the part of the

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     holders thereof, each issued and outstanding share of common stock, par value $.01 per share, will be reclassified and changed into two shares of common stock."

     3. Article ELEVENTH of the Restated Certificate of Incorporation is deleted in its entirety.

     4. This Fifth Amendment to the Restated Certificate of Incorporation has been duly adopted and approved in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by James F. Guthrie, its Executive Vice President and Chief Financial
Officer this      day of           , 1998.

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